EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is effective as of August 25, 2000, by and between INFe-Relations, Inc. ("Employer"), and Douglas Babcock ("Employee"). Employer and Employee are also each individually referred to as a "Party" and collectively as the "Parties".

WHEREAS, Employer desires to retain the experience and skills of Employee;

THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth and other good and valuable consideration, the Parties hereto agree as follows:

1. Employment. Commencing August 28, 2000, and continuing through August 27, 2001, unless sooner terminated under the provisions of
Section 4 below, and from year to year thereafter until terminated under the provisions of Section 4 below, Employer shall employ Employee as a Vice President, to perform the duties and assume the responsibilities assigned to Employee by Employer and mutually agreed upon by the parties. Employer agrees that Employee's principal time will be at facilities in the south Florida area. Employee acknowledges that the responsibilities may involve travel to other locations and that he will make himself reasonably available for such travel. The parties agree that Employee's initial responsibilities shall be in the fields of Internet marketing and advertising. Employee shall have the responsibility of managing the bottom line results of the Employer and will oversee all aspects of emailings, database management, video streaming, website design, hosting and maintenance, as well as managing the web administration functions for INFe.com, Inc.'s various websites and website businesses.

2. Commitment of Employee. With the exceptions described in section 2D below, Employee shall, to the best of his ability, devote the necessary business time and his best efforts to the performance of his duties under this Agreement and the business and affairs of Employer. Employee shall duly, punctually, and faithfully perform and observe any and all reasonable rules and regulations which Employer may now or shall hereafter establish governing the conduct of its business and the conduct of its employees, except to the extent that such rules and regulations are inconsistent with this Agreement. Without the prior written consent of Employer Employee:

     (A) Shall not acquire, assume, or participate in, directly or indirectly, any position, investment, or interest known by Employee to be adverse, competitive, or antagonistic to Employer, Employer's business, or Employer's prospects, financial or otherwise. If Employee becomes aware that a previously permitted position, investment, or interest has become adverse, competitive, or antagonistic to Employer, Employer's business, or Employer's prospects, financial or otherwise, Employee shall promptly take effective action to disassociate himself from said position, investment, or interest.

     (B) Notwithstanding the above, may own as a passive investor securities of any other competing business entity so long as his direct or indirect holdings in any one such entity shall not in the aggregate constitute a controlling interest.

     (C) Notwithstanding the above, may engage in educational, charitable, civic, political, social, trade association, and other non-profit activities to the extent such activities do not materially interfere with the performance of his duties to Employer and as long as said activities and the organizations with which he engages in said activities are not adverse, competitive, or antagonistic to Employer, Employer's business, or Employer's prospects.

                                                            /s/RB


          Exhibit 10.8 - Pg. 2

     (D) Notwithstanding the above, Employer acknowledges that Employee owns part of B.C. Pictures, Ltd., Inc., Jordan Spencer, Inc. and WCB Production Group, Inc. (collectively, the "Entities") and that Employee will have ongoing responsibilities in the Entities. Notwithstanding the above, Employee agrees that his responsibilities to Employer under this Agreement shall be considered non-exclusive, first priority, and that nothing in his responsibilities to the Entities shall prevent Employee from fulfilling his obligations under this Agreement.

3.   Compensation.

     (A) Salary. During his employment under this Agreement, Employer shall pay Employee a salary at the rate of $72,000 per year payable biweekly, less appropriate deductions as required by law or otherwise permitted by Employee. The salary may be paid in the form of cash or in freely tradeable common stock of INFE.com, Inc.

     (B) Benefits. Employee shall be entitled to participate in and enjoy according to Employer policy any and all expense reimbursement, pension, retirement, profit-sharing, stock purchase, stock option, life insurance, accident insurance, medical reimbursement, health insurance or hospitalization plan, cafeteria plan, deferred compensation plan, vacations, holidays and other leave, and any other fringe benefits in which other employees of the Employer in positions similar to his are eligible to participate and entitled by Employer policy to enjoy.

     (C) Bonus. Subject to the immediately following paragraph, on the 190th day of employment, Employer agrees to grant to Employee INFE S-8 Common Stock, par value $.0001 in the following amounts: (a) 50,000 shares plus (b) $25,000 worth of additional shares, with such number of shares being calculated by dividing $25,000 by the average closing bid price of INFE for the 15 trading days prior to the date of payment. On the 365th day of employment, Employer agrees to grant to Employee an additional $50,000 worth of INFE S-8 Common Stock, par value $.0001 with such number of shares determined as in (b) in the immediately preceding sentence. All grants of stock granted under this paragraph shall be granted under the terms that Employee is restricted to selling no more than 10% of his stock in any one month. Employee shall also be entitled to receive 5% of the net pre-tax profits of Exposure4U.com's operations. Definition and allocation of costs shall be worked out by Employee and Employer subsequent to the signing of this Agreement.

     Employee's performance will be evaluated every 90 days after commencement of employment. Receipt of the full amount of the bonuses is expressly contingent upon Exposure4U.com achieving the sales and revenue projections which are attached hereto as Exhibit A. If Exposure4U.com fails to achieve its sales and revenue projections, Employee will only be entitled to receive a proportional bonus payment based on the percentage of Exposure4U.com's sales and revenue projections which are achieved. By way of example, if Exposure4U.com achieves 85% of its sales and revenue projections for the first 180 days of Employee's employment, Employee would be entitled to receive a bonus payment of 85% of the amounts described in the immediately preceding paragraph.

     (D) Stock Options. Employer hereby grants to Employee options to purchase 30,000 shares of Employers Common Stock par value $.0001 at an exercise price of $0.50 per share. Such options shall be at no cost to Employee and shall vest ratably each year over a three year period. (For explanation, 1/3rd of the 30,000 options vest at the end of the first year after the Closing Date, a second 1/3rd at the end of the second year after the Closing Date, and so on.). The shares underlying these options shall be registered by the Employer in its next registration, but no later than six months subsequent to the commencement of this Agreement. The term of these options shall be five years from the Closing Date.


                                              /s/[Initial]   /s/ [Initial]


          Exhibit 10.8 - Pg. 3


4.   Term and Termination.

     (A) This Agreement shall terminate of its own terms upon the death of Employee.

     (B) Disability. This Agreement shall terminate of its own terms in the event of the permanent disability of Employee as defined under Employer's applicable insurance policy or, in the absence of such policy, any physical or mental incapacity that renders Employee incapable of performing all duties required of him for three consecutive months or more, or for an aggregate period of three months or more in any twelve month period, as determined by Employer's President. Employer shall carry disability insurance for Employee during the term of this Agreement.

     (C) Termination for Cause. Employer may terminate this Agreement for Cause without notice if Employee, in the reasonable determination of Employer's President: Has been indicted for, charged with, or convicted of any felony or any crime of moral turpitude; has become notorious for personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit; has engaged or intends to engage in conduct (by act or omission) which brings Employer or any of its customers, suppliers, or contractors into public disgrace or disrepute; has engaged in any conduct (by act or omission) involving dishonesty or fraud with respect to Employer or any of its customers, suppliers, or contractors; has intentionally failed or intends to fail to perform any of his duties to Employer (including but not limited to persistent unsatisfactory performance of material duties); is or intends to be in willful violation of any law, rule, or regulation of any governmental agency having jurisdiction over Employee, other than traffic violations or similar offenses; has been unaccountably absent for 15 calendar days; has caused or is causing or intends to cause Employer to violate any order issued against Employer by a court or government agency having authority and jurisdiction to issue such order; or is in breach or default of or intends to breach or default with respect to any obligation under this Agreement. Employee also specifically agrees that failure on behalf of Exposure4U.com to reach at least 80% of its sales and revenue projections (on a quarterly or cumulative basis) as set forth in Exhibit A shall also constitute "cause" allowing termination for cause. Employee may terminate this Agreement for Cause if Employer breaches any of the material terms of this Agreement, including but not limited to the timely delivery of compensation and benefits, and fails to cure such breach within thirty
(30) days after receipt of notice of such breach from Employee.

     (D) Return of Property. Upon termination of Employee's employment under this Agreement, Employee shall deliver to Employer all property of Employer, including memoranda, notes, plans, records, reports, and other documents (including copies thereof), on any medium of recording containing information confidential or otherwise proprietary to Employer.

     (E) Survival of Provisions. Except for the rights and obligations in Sections 1 and 2 and Subsections (A) and (B) of Section 3, the rights, obligations, covenants, acknowledgments, and representations in this Agreement shall survive its termination and shall remain in full force and effect until each is fully satisfied. However, in the event that either Employee voluntarily terminates his employment or Employee is terminated for Cause under Subsection (C) of Section 4, Employee shall only be entitled to receive the Stock Options which have vested to that date and Employee shall not be entitled to receive any other Stock Options or stock or bonus payments. If Employer terminates Employee's employment other than for Cause, all Stock
Options described in Subsection (D) of Section 3 will vest immediately in Employee and Employee shall also receive the grants of stock and bonus payments described in Subsection (C) of Section 3. In all cases, however, Employee's stock options will require Employee to exercise such options within 30 days of such termination of employment. If Employee terminates his employment for cause, Employee



                                              /s/[Initial]   /s/ [Initial]


          Exhibit 10.8 - Pg. 4

will be entitled to receive the grants of stock and bonus payments described in Subsection (C) of Section 3 as well as all Stock Options described in Subsection (D) of Section 3.

5. Representations and Warranties. Employee represents, acknowledges, and warrants that:

     (A) He has full right, authority, and competence to enter into this Agreement and fully perform his obligations hereunder;

     (B) He is not subject to any non-competition agreement that would prevent or restrict him in any way from performing his duties for Employer anywhere in the world;

     (C) His past, present, and anticipated future activities have not and will not infringe on the proprietary rights of others;

     (D) He is not obligated under any contract (including licenses, covenants, guarantees, or moral or legal commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any tribunal which would be in conflict with his obligation to use his best efforts to promote the interests of Employer or which would be in conflict with Employer's business as conducted or as proposed to be conducted;

     (E) Neither the execution nor the delivery of this Agreement, nor the carrying on of Employer's business will be in conflict with or result in a breach of the terms, conditions, or provisions of or constitute a default under any contract, covenant, or instrument under which Employee is obligated.

     6. Special Covenants. (A). Nondisclosure and Nonuse. Employee agrees that, except as may be required to be disclosed to a third party in the discharge of Employee's duties under this or other Agreements with Employer or as required by law or appropriate regulatory bodies, he shall regard and preserve as confidential all information pertaining to the business of Employer or Employer's parent corporation, INFe.com, Inc, its customers, and others that has been obtained by him during the course of his employment. During any period of employment by or other affiliation with Employer, Employee shall not, directly or indirectly, use for Employee's own benefit or for the benefit of any third party or disclose to any others any of such information without written authority from the President of Employer. Employer and its continued success depend upon the use and protection of a large body of confidential and other proprietary information. Under this Agreement Employee will hold a position of trust and confidence by virtue of which Employee will necessarily possess and have access to highly valuable, confidential, and proprietary information of Employer not known to the public in general. It would be improper for Employee to make use of this information for the benefit of himself and others. Employer has a protectable interest in all such information, and all memoranda, notes, plans, records, reports, and other documents (including copies thereof), on any medium of recording containing such information are and will remain the property of Employer. None of the provisions of this section shall apply to

(i) Information which is or becomes generally available to the public (other than as a result of a disclosure by Employee or Employee's representatives, employees, agents or affiliates),
(ii) Information which Employee can show was available to Employee on a non-confidential basis prior to the disclosure by Employer to Employee from a source other than the Employer or one of its representatives which is entitled to disclose it, or
(iii) Information which Employee can show became available to Employee on a non-confidential basis from a source other than the Employer or its representatives, provided that such source is not, nor should be known by Employee to be bound by a confidentiality agreement with the Employer or otherwise prohibited from transmitting the information to Employee by a



                                              /s/[Initial]   /s/ [Initial]


          Exhibit 10.8 - Pg. 5


       contractual, fiduciary or other legal obligation.

This Subsection shall not be construed as restricting Employee from disclosing any information (whether proprietary and confidential to Employer or not) to employees of Employer or others engaged by Employer who reasonably require access to such information in order to discharge their duties to Employer. Notwithstanding the other provisions of this Subsection, if Employee obtains any information subject to statutory, regulatory, or judicial restraints on disclosure, including but not limited to federal and state securities laws and regulations, or any information which he is directed to disclose by law, regulation, government administrative action, or judicial order, he shall observe said restraints and directives.

     (B) Noncompetition. So long as Employee is employed by Employer, Employee shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any way engage in the business of Employer, except as provided in Subsection 2(C) and 2(D) above. In addition, so long as Employee is employed by Employer, Employee shall not, directly or indirectly, knowingly acquire or attempt to acquire an interest in any business entity relating to any line of business in which Employer engages or actively intends to engage.

     (C) Nonsolicitation. So long as Employee is employed by or otherwise affiliated with Employer and for an additional 12 months thereafter, Employee shall not directly or indirectly knowingly induce or attempt to induce any employee of Employer to leave the employ of Employer.

     (D) Noninterference. So long as Employee is employed by or otherwise affiliated with Employer and for an additional 12 months thereafter, Employee shall not directly or indirectly knowingly induce or attempt to induce any owner of a site location, customer, supplier, licensee, or other business relation of Employer to cease doing business with Employer or in any way interfere with the relationship between any such owner, customer, supplier, licensee, or other business relation and Employer.

     (E) Acknowledgments. Employee acknowledges that the provisions in this Section are in consideration of employment by Employer and the other obligations of Employer under this Agreement. Employee expressly agrees and acknowledges that the restrictions in this Section do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee's ability to earn a living. Employee agrees and acknowledges that the potential harm to Employer of the non-enforcement of the provisions of this section outweighs any harm to Employee of their enforcement by injunction, specific performance, or otherwise. Employee acknowledges that Employee has carefully read this Agreement and has given careful thought to the restraints imposed upon him/her by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of Employer. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical scope, and may be enforced by equitable remedies including Temporary Restraining Orders, Preliminary Injunctions, and Permanent Injunctions.

     (F) Employee's obligations under this Section shall also run to any parent, subsidiary, joint venture, or other business entity in which Employer has or is subject to a direct or indirect ownership interest with voting or other control rights, as well as to Employer, and the term "Employer" as used in this Section shall be deemed to include any such parent subsidiary, joint venture, or other business entity, as well as Employer.

     (G) Employee acknowledges that Employer's Employee Manual is considered part of this agreement and that he has read the Manual and agrees to its terms.


                                              /s/[Initial]   /s/ [Initial]


          Exhibit 10.8 - Pg. 6


     7. Ownership of Intellectual Property Created, Developed, or Invented by Employee.

     (A) Definition. For the purposes of this Agreement, "Employer Intellectual Property" includes inventions, discoveries, improvements, creations, images, sounds, textures, software and media (including but not limited to tapes, disks, paper, and other storage and recording media) that were or are or will be created, developed, or invented by Employee for Employer.

     (B) Assignment. Employee grants, transfers, assigns, and conveys to Employer, its successors and assigns, the entire title, right interest, ownership, and all subsidiary rights in and to all Employer Intellectual Property, including but not limited to patent rights, the right to secure copyright, trademark, service mark, or trade name registration therein and to any resulting registration in Employee's name as claimant, the right to secure renewals, reissues, and extensions of any such registration in the United States of America or any foreign country, and the right to use any other form of legal protection including maintaining it as a trade secret. Employee agrees that the rights of Employer under this Section were and are effective immediately upon the creation of Employer Intellectual Property.

     (C) Authority. Whether any copyright, trademark, service mark, trade secret, or trade name in Employer Intellectual Property shall be preserved and maintained or registered or whether Employer
Intellectual Property shall be patented in the United States of America or in any foreign country shall be at the sole discretion of Employer.

     (D)   Work Made For Hire.  Employee agrees that all Employer
Intellectual Property is "work made for hire" as defined in 17 U.S.C.
Section 201(b) and that Employee has been hired or assigned to create, develop, and invent same.

     (E) All Right and Title. Employee hereby confirms that Employer owns and shall own the entire title, right, and interest in all Employer Intellectual Property, including the sole right to reproduce, to prepare derivative works based on the copyright, to transfer and distribute by sale, rental, lease, or lending, license, or by other transfer of ownership, and to display, in and to Employer Intellectual Property, whether or not Employer Intellectual Property constitutes a "work made for hire" as defined in 17 U.S.C. Section 201(b). Employee agrees that no rights in Employer Intellectual Property are or shall be retained by Employee.

     (F) Cooperation. Promptly upon Employer's request, Employee agrees to take all actions and cooperate as necessary to protect the copyrightability, patentability, and any other protective measure of and for Employer Intellectual Property and further agrees to execute any documents that might be necessary to perfect Employer's ownership of rights in any Employer Intellectual Property, including but not limited to registration of copyrights, trademarks, service marks, and trade names and applications for and ownership of patents. Employer shall reimburse Employee for reasonable costs incurred by Employee in cooperating under this Subsection after the termination of Employee's employment under this Agreement.

8.   Other.

     (A) Nature; Assignment. This Agreement is intended to bind, benefit and be enforceable by Employee and Employer. Employee shall not assign any rights or delegate any duties under this Agreement without the written consent of the President of Employer. Employer may assign its rights and delegate its obligations hereunder to any subsidiary, joint venture, or other business entity in which Employer has a direct or indirect ownership interest with voting or other control rights, provided that said assignee or delegatee shall execute and deliver such documentation necessary to be bound by the terms of this Agreement. Employer may be released from its obligations under this Agreement upon such an assignment or delegation.



                                              /s/[Initial]   /s/ [Initial]


          Exhibit 10.8 - Pg. 7


     (B) Merger. This instrument contains the entire agreement of the Parties relating to the employment relationship between them and supersedes and cancels all prior written and oral agreements and understandings between the Parties relating to same which are not set forth herein and other agreements and documents executed concurrently with this Agreement and to effect the intent of the Parties as expressed therein.

     (C) Changes. No amendment or modification of this Agreement shall be valid unless made in writing and signed by the Parties.

     (D) Waiver. No term or condition of this Agreement shall be deemed to have been waived except by written agreement of the Party charged with such waiver. Additionally, the failure of any party, in any instance, to insist upon strict enforcement of the provisions of this Agreement shall not be construed to be a waiver or relinquishment of enforcement in the future, and the terms of this Agreement shall continue to remain in full force and effect.

     (E) Choice of Law. This Agreement will be construed in accordance with the laws of the State of Florida, excluding the choice of law provisions thereof.

     (F) Headings. The headings of the Sections and Subsections in this Agreement are inserted for convenience only and are not part of this Agreement.

     (E) Counterparts. This Agreement may be executed in separate counterparts, all of which together constituting one and the same
Agreement.

     (F) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any particular circumstance by any tribunal of competent jurisdiction, each such provision shall be valid in other circumstances and for the particular circumstance the remaining provisions of this Agreement shall be read and construed as though the said invalid, illegal or unenforceable provision had never been a part hereof. However, if any one or more of the provisions in this Agreement shall be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with applicable law as it shall then appear.

     (G) Third Party Beneficiaries. Each Party intends that this Agreement shall not confer any rights or remedies upon any third party except as otherwise expressly provided herein.

     (H) Time. Time is of the essence in the performance of all obligations of Employee under this Agreement. If any time period for giving notice or taking action under this Agreement expires on a day which is a Saturday, a Sunday, or a holiday in the State of Florida, said time period shall be automatically extended to the next business day.

     (I) Notices. All notices to be sent to either Party by the other Party hereto pursuant to this Agreement shall be sent by registered or certified mail, return receipt requested, to the following respective addresses or such other address as the respective addressee may designate by notice to the other addressees, and shall be deemed delivered as indicated on the return receipt:



                                              /s/[Initial]   /s/ [Initial]


          Exhibit 10.8 - Pg. 8


          If to Employer:

               Thomas M. Richfield, President
               INFe-Relations, Inc.
               8000 Towers Crescent Drive, Suite 640
               Vienna, Virginia  22182

          If to Employee, addressed to him at:

               Douglas Babcock
               1500 Cypress Creek Road
               Ft. Lauderdale, FL 33309

9. Enforcement. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Palm Beach County, FL, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The prevailing Party in any arbitration or other action to enforce this Agreement, as determined by the tribunal, shall be entitled to recover reasonable attorneys' fees and costs incurred in connection with said arbitration or other action. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of this Agreement and any tribunal may order specific performance or injunctive relief in order to enforce or prevent any violations hereof.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first above written.

INFe-Relations, Inc., a Florida corporation:


By: ____/s/Thomas M. Richfield_____      By:______/s/Douglas Babcock_____
Name:  Thomas M. Richfield               Name: Douglas Babcock
Its: President